Exhibit 99.1

STR HOLDINGS, INC. REPORTS THIRD QUARTER 2010 RESULTS

- CONSOLIDATED NET SALES UP 45.2%; RAISES FULL-YEAR GUIDANCE -

ENFIELD, Conn. – Nov 12, 2010 - STR Holdings, Inc. (NYSE: STRI) today announced financial and operating performance for the third quarter and nine months ended September 30, 2010.

Third Quarter 2010 Financial Highlights:

•                  Consolidated net sales for the quarter rose 45.2% to $97.8 million from $67.3 million a year ago; Solar segment’s net sales rose 93.1% to $68.3 million, from $35.4 million a year ago;

•                  Diluted EPS of $0.31 vs. $0.21 a year ago; non-GAAP diluted EPS of $0.39 vs. $0.28 a year ago;

•                  Free cash flow of $13.8 million generated during the quarter;

•                  Increased 2010 consolidated revenue guidance by $19.5 million to $372.0 million and diluted non-GAAP EPS by $0.09 to $1.49, at the midpoint of the ranges.

Consolidated Financial Results

Consolidated net sales for the quarter ended September 30, 2010 rose 45.2% to $97.8 million, compared with $67.3 million in the third quarter of 2009. For the first nine months of 2010, net sales rose 48.2% to $274.2 million, compared with $185.0 million in the same period a year ago.

Third quarter 2010 consolidated gross profit rose 48.7% to $37.7 million, compared with $25.3 million in the third quarter of 2009. Year-to-date 2010 consolidated gross profit rose 62.7% to $107.1 million, compared with $65.8 million in the first nine months of 2009.

SG&A expense for the third quarter ended September 30, 2010 was $14.4 million, up from $9.6 million last year, due to increased staffing and infrastructure costs required to support the Company’s growth and operating as a public company, higher legal costs and increased non-cash stock-based compensation. Year to date, SG&A was $43.5 million, up from $30.0 million a year ago. As a percentage of net sales, year to date SG&A improved 35 basis points.

Net income for the third quarter of 2010 rose 68.9% to $13.3 million, or $0.31 on a diluted EPS basis. This compared with net income of $7.9 million, or $0.21 per diluted share, for the third quarter of 2009. Year to date net income totaled $36.1 million, or $0.86 per diluted share, up 155.5% from $14.1 million, or $0.38 on a diluted EPS basis, for the same period in 2009.

Non-GAAP net income, which excludes the tax effected impact of intangible asset amortization expense, non-cash stock-based compensation, amortization of deferred financing costs and secondary offering expense, for the third quarter of 2010 rose 56.8% to $16.6 million, or $0.39 per diluted share. This compared with non-GAAP net income of $10.6 million, or $0.28 per diluted share, for the third quarter of 2009. Year-to-date 2010 non-GAAP net income increased 126.9% to $47.7 million, or $1.14 per diluted share. This compared with non-GAAP net income of $21.0 million, or $0.57 per diluted share, in the first nine months of last year.

Solar Segment

“We are delighted to report that Solar’s global sales and earnings growth once again exceeded expectations,” said Dennis L. Jilot, Chairman, President and Chief Executive Officer. “This quarter’s performance continued to reflect the strength of the global PV market as sales increased over 90% from a year ago. We saw growth across all markets, with sales to Asia showing the largest increase, growing 168% from a year ago. We continue to advance the China portion of our Asia growth strategy to further enhance our position in this rapidly growing market.”

Solar net sales for the quarter ended September 30, 2010 increased 93.1% from a year ago to $68.3 million from $35.4 million. On a sequential quarterly basis, net sales rose 1.9% due to increases in volume and ASPs.

Solar segment gross profit for the third quarter of 2010 increased 103.0% to $27.5 million, representing 40.2% of net sales, compared with $13.5 million, or 38.2% of net sales a year ago. The increase in Solar’s gross profit margin as a percentage of net sales was driven by improved labor efficiencies and favorable fixed cost absorption resulting from strong sales volume growth, which more than offset lower average sales price and increased raw material costs.  Adjusted EBITDA rose 71.0% to $28.2 million, compared with $16.5 million a year ago.

Quality Assurance Segment

For the third quarter of 2010, Quality Assurance (QA) net sales of $29.5 million were slightly lower than previously announced expectations and lower by $2.5 million compared with $32.0 million a year ago. The decline in net sales was mainly due to industry softness in consumer product quality assurance activity as clients continue to rationalize spending in an uncertain economic environment.

Liquidity

During the third quarter of 2010, the Company generated $17.3 million of operating cash flow, compared with $15.7 million a year ago. Free cash flow, which is defined as operating cash flow less capital expenditures, increased nearly $1.0 million from the third quarter of 2009.

STR’s Executive Vice President and Chief Financial Officer Barry A. Morris stated, “We have recently added additional solar manufacturing capacity, bringing our total capacity to 7.5 GW. Importantly, our previously announced 2011 capacity expansion is underway and will be funded from existing cash and strong operating cash flow. Our strong balance sheet provides us flexibility to pursue multiple growth avenues as opportunities arise.”

Business Outlook

The Company today provided guidance for the fourth quarter of 2010 and increased its previously announced full-year 2010 financial guidance as follows:

(Amounts in millions, except per share amounts)

Quarter ending December 31, 2010	Low	High
Solar net sales	$68	$71
Quality Assurance net sales	28	29
Total net sales	$96	$100

Diluted non-GAAP EPS	$0.34	$0.38

	Previous		Current
Year ending December 31, 2010	Low	High	Low	High
Solar net sales	$230	$240	$258	$261
Quality Assurance net sales	115	120	112	113
Total net sales	$345	$360	$370	$374

Diluted non-GAAP EPS	$1.35	$1.45	$1.47	$1.51

Conference Call

STR will discuss its financial results and guidance in a conference call today at 8:30 a.m. EST. Investors accessing the live call from the U.S. should dial 866-543-6407 and enter passcode: 36995696. Those calling from outside the U.S. should dial 617-213-8898 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Thursday, November 18, 2010, by dialing 888-286-8010 from the U.S., or 617-801-6888 from outside the U.S., and entering passcode: 62983776. A live audio webcast will also be available on the Investor Relations section of the Company’s website at www.strholdings.com. The webcast will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which helps ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are   not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) demand for solar energy in general and solar modules in particular; (ii) the timing and effects of the implementation of recently announced government incentives and policies for renewable energy, primarily in China and the United States; (iii) the effects of the recently reduced solar incentives, and potential future reductions in solar incentives, primarily in Germany and Italy; (iv) customer concentration in the Company’s Solar business and our relationships with key customers; (v) any potential inflation of raw material costs, including paper and resin used in the Company’s encapsulants, and the Company’s ability to successfully manage any increases in these raw material costs; (vi) the continual operation of our Malaysia plant and the planned expansion of our Malaysia plant; (vii) the closing on the purchase of a new solar manufacturing facility and the integration of our existing Connecticut Solar operations into that facility; (viii) demand for our Quality Assurance services; (ix) the need to utilize our existing $20 million revolving credit facility, and the ability to further access the credit markets on acceptable terms; (x) maintaining sufficient liquidity in order to fund future profitable growth and long term vitality; (xi) pricing pressures and other competitive factors; (xii) loss of professional accreditations and memberships; (xiii) the extent to which the Company may be required to write-off accounts receivable or inventory; (xiv) the Company’s reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xv) potential product performance matters, product liability or professional liability claims and the Company’s ability to manage them; (xvi) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xvii) the impact of changes in interest rates in relation to the Company’s variable rate debt; (xviii) the impact of events that cause or may cause disruption in the Company’s inspection, testing, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; (xix) the extent of implemented cost reduction measures in its QA business providing benefit in the remainder of the year; (xx) outcomes of litigation and regulatory actions; (xxi) our ability to protect our intellectual property; and (xxii) the other risks and uncertainties described under “Risk Factors” and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports filed with the SEC on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 758-7325

joseph.radziewicz@strus.com

or

ICR, Inc.

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

(310) 954-1123

Gary.Dvorchak@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales - Solar	$68,285	$35,362	$190,093	$99,192
Net sales - Quality Assurance	29,491	31,956	84,110	85,804
Total net sales	97,776	67,318	274,203	184,996

Cost of sales - Solar	40,831	21,837	110,591	62,904
Cost of sales - Quality Assurance	19,292	20,155	56,508	56,259
Total cost of sales	60,123	41,992	167,099	119,163

Gross profit	37,653	25,326	107,104	65,833

Selling, general and administrative expenses	14,423	9,566	43,488	29,987
Bad debt expense	157	20	900	1,372
Earnings on equity-method investments	(30)	(68)	(103)	(227)

Operating income	23,103	15,808	62,819	34,701

Other expense	(3,687)	(3,966)	(9,273)	(12,020)
Income before income tax expense	19,416	11,842	53,546	22,681
Income tax expense	6,095	3,955	17,439	8,551
Net income	$13,321	$7,887	$36,107	$14,130

Basic and diluted earnings per share:
Basic	$0.33	$0.22	$0.90	$0.39
Diluted	$0.31	$0.21	$0.86	$0.38

* Non-GAAP earnings per share:
Basic	$0.41	$0.29	$1.19	$0.58
Diluted	$0.39	$0.28	$1.14	$0.57

Weighted-average common shares outstanding:
Basic	40,433,681	36,665,586	40,257,091	36,490,833
add: dilutive effect of stock options	1,210,810	—	987,103	—
add: dilutive effect of restricted common stock	682,875	632,534	750,786	710,746
Diluted	42,327,366	37,298,120	41,994,980	37,201,579

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash, cash equivalents and short-term investments	$97,720	$70,150
Accounts receivable, net	49,943	33,744
Inventories	24,361	12,267
Other current assets	12,331	8,962
Total current assets	184,355	125,123

Property, plant and equipment, net	67,984	68,895
Intangible assets, net	430,894	439,522
Other noncurrent assets	11,539	12,320
Total assets	$694,772	$645,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,850	$1,981
Interest rate swap liability	—	4,018
Other current liabilities	45,081	33,986
Total current liabilities	46,931	39,985

Long-term debt, less current portion	237,138	238,525
Other long-term liabilities	96,929	96,080
Total liabilities	380,998	374,590

STOCKHOLDERS’ EQUITY
Stockholders’ equity	313,774	271,270
Total liabilities and stockholders’ equity	$694,772	$645,860

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$13,321	$7,887	$36,107	$14,130
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,758	3,062	10,040	8,822
Amortization of intangibles	2,876	2,876	8,628	8,628
Amortization of deferred financing costs	332	288	995	863
Stock-based compensation expense	1,377	859	6,551	1,852
Unrealized gain on interest rate swap	(1,356)	(316)	(4,018)	(903)
Earnings on equity-method investments	(30)	(68)	(103)	(227)
(Gain) loss on disposal of property, plant and equipment	(1)	—	9	10
Provision for bad debt expense	157	20	900	1,372
Provision for deferred taxes	345	(520)	1,372	(573)
Changes in operating assets and liabilities	(3,472)	1,616	(20,113)	2,636
Net cash provided by operating activities	17,307	15,704	40,368	36,610

INVESTING ACTIVITIES	(3,477)	(3,832)	(10,055)	(14,443)

FINANCING ACTIVITIES	(477)	(1,167)	(3,024)	(2,403)

Effect of exchange rate changes on cash	3,831	1,170	280	1,708
Net increase in cash and cash equivalents	17,184	11,875	27,569	21,472
Cash and cash equivalents, Beginning of period	79,534	37,465	69,149	27,868
Cash and cash equivalents, End of period	$96,718	$49,340	$96,718	$49,340

* Free cash flow	$13,826	$12,872	$30,297	$23,167

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-GAAP Earnings Per Share
Net income	$13,321	$7,887	$36,107	$14,130
Add:
Amortization of intangibles	2,876	2,876	8,628	8,628
Amortization of deferred financing costs	332	288	995	863
Stock-based compensation expense	1,377	859	6,551	1,852
Secondary offering expense	—	—	534	—
Tax effect of non-GAAP adjustments	(1,337)	(1,344)	(5,080)	(4,435)
Non-GAAP net income	$16,569	$10,566	$47,735	$21,038

Non-GAAP earnings per share:
Basic	$0.41	$0.29	$1.19	$0.58
Diluted	$0.39	$0.28	$1.14	$0.57

Weighted-average common shares outstanding:
Basic	40,433,681	36,665,586	40,257,091	36,490,833
add: dilutive effect of stock options	1,210,810	—	987,103	—
add: dilutive effect of restricted common stock	682,875	632,534	750,786	710,746
Diluted	42,327,366	37,298,120	41,994,980	37,201,579

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations	$17,307	$15,704	$40,368	$36,610
Less:
Capital expenditures	(3,481)	(2,832)	(10,071)	(13,443)
Free cash flow	$13,826	$12,872	$30,297	$23,167

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses two non-GAAP financial measures called non-GAAP earnings per share (EPS) and free cash flow. The Company defines non-GAAP EPS as net income not including the tax effected impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense and secondary offering expense divided by the weighted-average common shares outstanding. It should be noted that diluted weighted-average common shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS. Free cash flow is defined as cash flow from operations less capital expenditures. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.

Management believes that non-GAAP EPS provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with its peers.

The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow does not reflect, among other things, mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and acquisitions.